                        ADDENDUM TO MANAGEMENT AGREEMENT

         This Addendum, dated as of May 1, 2001, supplements the Management
Agreement (the "Agreement") dated as of August 1, 1997, by and between American
Century Mutual Funds, Inc. ("ACMF") and American Century Investment Management,
Inc. ("ACIM").

         IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following class (the "New Class") of shares to be issued by ACMF, and for such management shall receive the Applicable Fee set forth below:

                                                    Average                      Applicable
Name of Series            Name of Class             Net Assets                   Fee Rate
--------------            -------------             ----------                   --------

Growth Fund               C Class                   no breakpoints                1.00%

Ultra Fund                C Class                   first $20 billion             1.00%
                                                    over $20 billion              0.95%

Vista Fund                C Class                   no breakpoints                1.00%

High-Yield Fund           C Class                   no breakpoints                0.90%

Heritage Fund             C Class                   no breakpoints                1.00%

         2. ACIM shall manage the following series (the "New Series") of shares to be issued by ACMF, and for such management shall receive the Applicable Fee set forth below:

                                                            Average             Applicable
Name of Series                      Name of Class           Net Assets          Fee Rate
--------------                      -------------           ----------          --------

New Opportunities II Fund           Investor Class          no breakpoints      1.50%
                                    Institutional Class     no breakpoints      1.30%

         3. ACIM shall manage the New Class and the New Series in accordance with the terms and conditions specified in the Agreement for its existing management responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to the
Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                      AMERICAN CENTURY MUTUAL FUNDS, INC.

/*/Charles A. Etherington                   /*/David C. Tucker
--------------------------                  -------------------------------
Charles A. Etherington                      David C. Tucker
Vice President                              Senior Vice President

Attest:                                     AMERICAN CENTURY INVESTMENT
                                               MANAGEMENT, INC.

/*/Charles A. Etherington                   /*/David C. Tucker
--------------------------                  -------------------------------
Charles A. Etherington                      David C. Tucker
Assistant Secretary                         Senior Vice President